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Contact:	Robert C. Weiner
Vice President, Investor Relations
904-332-3287

PSS WORLD MEDICAL ANNOUNCES PRELIMINARY RESULTS

FOR ITS FIRST QUARTER OF FISCAL 2008

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Company Revises Full Year Fiscal 2008 Guidance

Jacksonville, Florida (July 20, 2007) – PSS World Medical, Inc. (NASDAQ GS:PSSI) announced today that, based on preliminary results, it expects earnings per share for the fiscal 2008 first quarter ended June 29, 2007, to be in the range of $0.12 to $0.13 compared with $0.16 reported in the first quarter of the prior fiscal year. The Company noted that the first quarter results were primarily impacted by the following:

•	Costs associated with state pedigree laws, particularly within the state of Florida, for the sale and distribution of pharmaceutical products.
•	Costs associated with integration of a recently acquired company.
•	Sales training and marketing programs to launch a new product category in its Physician Business.
•	Lower than expected equipment sales in its Physician Business, primarily resulting from lost selling time used for program launch and training.

The Company also announced that it is revising its earnings goal for fiscal year 2008 and now expects consolidated GAAP diluted earnings per share in the range of $0.81 to $0.85. The Company will announce final results for the fiscal 2008 first quarter on July 26, 2007.

David A. Smith, Chairman and Chief Executive Officer, commented, “Based on preliminary information, we believe that results for the quarter will be below expectations, primarily due to higher than anticipated costs, many of which result from strategic investments in our businesses for future, sustainable long-term growth. We do not believe that these factors represent a long-term trend; however, we believe we must, at this time, revise our earnings goal for fiscal year 2008. We believe these strategic investments will produce value for shareholders that will outweigh the short-term impact.”

PSS World Medical, Inc. is a national distributor of medical products to physicians and elder care providers through its two business units. Since its inception in 1983, PSS has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross and operating margins, and earnings, statements regarding the Company’s current business strategy, the Company’s ability to complete and integrate acquired businesses and generate acceptable rates of return, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations. Specifically, forward-looking statements in this Press Release include, without limitation, the Company’s expected results in GAAP EPS, revenue, operating incomes and operating margins for continuing operations for both the consolidated company and for each of its businesses in fiscal year 2008; the expected operational cash flow in fiscal year 2008; the ability to sustain revenue growth and expected growth rates of the marketing programs in its Physician and Elder Care Businesses; the Company’s decision to not participate in the sale of flu vaccine in fiscal year 2008; expected pharmaceutical product sales in Florida and all other of the 50 U.S. states in fiscal year 2008; expected sales growth from revenues derived from home care, hospice and assisted living customers; expected efficiency, customer acceptance and profitability derived from the Company’s global product sourcing strategy; expected revenue, income and profitability derived from the Company’s strategy to invest and participate in the marketing and sales of healthcare information technology products and services (HCIT); the expectation for acquired assets to meet performance, integration, revenue and profitability assumptions and targets; as well as other expectations of growth and financial and operational performance. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: pricing and customer credit quality pressures; the loss of any of our distributorship agreements and our reliance on relationships with our suppliers and vendors; our reliance on a limited number of chain business elder care customers; the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; lower revenue and earnings that may result from competition; the ability of the Company to adequately defend or reach a settlement on outstanding litigation matters and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in legislation and regulations affecting the Company’s business, such as the Medicare cliffs, changes in malpractice insurance rates and tort reform; future acquisitions or strategic partnerships; general business, competitive and economic factors and conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.